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EXCLUSIVE AGENCY AND
REPRESENTATION AGREEMENT BETWEEN
RESOFT, INC. AND
VENTURE ONE REAL ESTATE, LLC

    This Exclusive Agency and Representation Agreement ("Agreement") dated September 1, 2000 (the "Effective Date") is by and between Venture One Real Estate, LLC, an Illinois limited liability company ("Venture") and RESoft, Inc., a Delaware corporation ("RESoft", formerly known as "Netlink International, Inc.").

RECITALS

  A)
  Stonehaven Realty Trust ("Stonehaven"), a Maryland real estate investment trust, is the parent of RESoft and owns all of the outstanding capital stock of RESoft as of the Effective Date.

  B)
  RESoft owns and operates a website referred to as RERFP.com.

  C)
  RESoft and Venture intend to work together to further develop and market an on-line document storage and retrieval system referred to as REDOCS ("REDOCS").

  D)
  RESoft and Venture intend to work together to further develop and market a website referred to as REBUILD ("REBUILD") for the purpose of providing and simplifying construction bid processes for contractors, developers and others.

  E)
  Venture and RESoft have previously entered into three Exclusive Agency and Representation Agreements (RERFP agreement dated March 28, 2000; REDOCS agreement dated May 11, 2000 and REBUILD agreement dated May 11, 2000), and an Amendment to these three agreements dated August 1, 2000 (collectively, the "Prior Agreements").

  F)
  Venture and RESoft both agree that this Agreement will supercede the Prior Agreements, and that the Prior Agreements will be of no legal force or effect as of the Effective Date.

    ACCORDINGLY, RESoft and Venture, each intending to be legally bound, hereby agree as follows:

AGREEMENT

    1.  Exclusive Representation:  Except as otherwise provided in this Agreement, RESoft hereby appoints Venture as its exclusive national representative for purposes of marketing RERFP.com, REDOCS and REBUILD to owners, operators, and managers of real estate and to parties that construct, build and develop real estate (collectively, the "Clients").

    2.  Geographic Scope:  USA.

3.  Term

  a.
  The initial term of this Agreement for RERFP, REDOCS and REBUILD shall be thirty-six (36) months from the Effective Date.

  b.
  RERFP. The initial term with respect to RERFP will automatically be extended for six (6) months in the event that at least ten (10) of the thirty (30) largest market areas (defined by population) in the USA each have a minimum of ten (10) million square feet entered into the RERFP.com inventory by the end of the initial 36-month term. Market Area is defined as a metropolitan area with a minimum population of 1,500,000 people. Exhibit A is attached showing the U.S. Census Bureau statistics for major U.S. Metropolitan areas including Market Areas. This Agreement with respect to RERFP will automatically be extended for additional successive 6-month terms if at least four (4) additional Market Areas are each increased to a minimum of ten (10) million square feet entered into the RERFP.com inventory during the then current 6-month term. If Venture fails to meet this criteria, RESoft may terminate this Agreement with respect to RERFP by written notice within fifteen (15) days after the expiration of the applicable term. This will be calculated on a cumulative basis. For example, if during the initial 36-month term, twelve (12) Market Areas have been entered into the RERFP.com inventory, then only two additional Market Areas would be required to be entered during the subsequent 6-month period to qualify for the automatic extension. At such time that at least forty (40) Market Areas are in the RERFP.com inventory and so long as forty (40) Market Areas are maintained, this Agreement shall remain in effect without the need to add any additional Market Areas.

  c.
  REDOCS and REBUILD. Notwithstanding the foregoing, the initial term for REDOCS and REBUILD will automatically be extended for an additional 5-year period if at least 3 billion square feet have been entered into the REBUILD, REDOCS or RERFP.com inventories and Stonehaven achieves a minimum market cap of $300 million at any time during the initial 36-month term. If the same property is entered into multiple systems or inventories of RESoft, it shall be counted only once.

    4.  Fees:  During the term of this Agreement, including any renewal terms, RESoft shall pay Venture the following fees regardless of whether Venture originated the sale to the Client:

  a.
  A sum equal to twenty percent (20%) of the gross revenue due and collected by RESoft from Clients during the first twelve (12) months after a property is entered into the RERFP.com, REDOCS or REBUILD inventories.

  b.
  A sum equal to seventeen and one-half percent (17.5%) of the gross revenue collected by RESoft from Clients during the second twelve (12) months after a property is entered into the RERFP.com, REDOCS or REBUILD inventories.

  c.
  A sum equal to fifteen percent (15%) of gross revenues collected from Clients from and after the 25th month after a property is entered into the RERFP.com, REDOCS or REBUILD inventories.

  d.
  The fee payable to Venture shall be calculated on the gross revenue (excluding taxes) from any and all sources of revenue received by RESoft for or related to RERFP.com, REDOCS and REBUILD, except for revenues received from advertising or library. In the event that Clients are not charged usage or other fees, then these exceptions shall not apply. When calculating gross revenue, any and all direct costs incurred by RESoft associated with the setup of REDOCS or REBUILD for a specific Client or property shall be deducted from the gross revenue calculation unless reimbursed by Client. The fees payable under this Section 4 are due and payable within thirty (30) days after the revenue is received by RESoft.

  e.
  Secondary Agent Transactions. If an agent is designated as a secondary agent pursuant to Paragraph 7. below, then RESoft shall pay an additional 2.5% of the gross revenue to Venture pursuant to Subsections 4(a), 4(b) and 4(c) above.

5.  Termination:

  a.
  If any of the automatic renewal provisions for RERFP, REDOCS or REBUILD in this Agreement are not triggered, then at the end of the initial term or any extension thereof, either party may terminate the agreement for RERFP, REDOCS or REBUILD by written notice within 15 days after expiration of the applicable term. If no such notice is given, the Agreement will continue during subsequent six-month renewal periods, but in any event will automatically terminate on August 31, 2010. In the event of a termination under this Subsection 5(a), Venture shall receive as termination compensation, the fees described in Section 4 collected from Clients and existing as of the date of termination for the terminated product(s), for the 3-year period following termination. Venture shall also receive a one-time termination fee of $400,000 if RESoft terminates this entire Agreement, or in the event that only a portion of this Agreement is terminated, Venture shall be entitled to receive $133,334 for each of RERFP, REDOCS and REBUILD that is terminated from this Agreement. The provisions in this paragraph shall survive the termination of this Agreement.

  b.
  Early Termination for RERFP. If Venture has not procured a minimum of ten (10) "Primary Performing Markets" for RERFP as defined in Section 11 or a cumulative minimum total of one hundred million (100,000,000) square feet within six (6) months of the Effective Date, RESoft shall have the right to terminate RERFP from this Agreement by written notice within fifteen (15) days after expiration of said 6-month period. In the event of early termination under this Subsection 5(b), Venture shall be entitled to the compensation under Section 4.

    6.  Change of Control:  A "Change of Control" for purposes of this Agreement shall be deemed to have taken place if:

  i)
  Any person or group of persons not presently shareholders, as of the Effective Date, of RESoft for a period of at least twelve (12) months, acting in concert, whether through tender offer, exchange offer, merger, acquisition of stock or assets or otherwise, become the beneficial owners of fifty-one percent (51%) or more of the total number of voting shares of RESoft;

  ii)
  All, or substantially all, of the assets of RESoft are sold to a party or entity that is not owned or controlled by RESoft or Stonehaven in any one transaction or a series of transactions; or

  iii)
  RESoft is merged or consolidated with another entity unless Stonehaven or RESoft is the surviving entity.

    In the event of a "Change of Control", RESoft may terminate all or part of this Agreement with the effective date of the termination being no sooner than the end of the 36 month term and Venture shall be entitled to receive, as termination compensation, the fees described in Section 4 collected from Clients and existing as of the effective date of termination for the terminated product(s), for the 3-year period following the effective date oftermination. Venture shall also receive a one-time termination fee of $400,000 if RESoft terminates this entire Agreement, or in the event that only a portion of this Agreement is terminated, Venture shall be entitled to receive $133,334 for each of RERFP, REDOCS and REBUILD that is terminated from this Agreement. The provisions in this paragraph shall survive the termination of the Agreement.

    7.  Subagents:  Venture shall be solely responsible for contracting with representatives and brokers to assist in its sales and marketing efforts for RERFP, REDOCS and REBUILD and agrees to indemnify and hold RESoft harmless for any and all fees, obligations, costs, expenses or liabilities incurred by any subagent engaged by Venture. Venture may with the permission of RESoft designate an agent as a secondary agent.

    8.  Minneapolis/St. Paul:  RESoft reserves the right to identify or appoint its own subagent for RERFP, REDOCS and REBUILD for the Minneapolis/St. Paul market. This subagent shall be subject to the standard subagent agreement being utilized by Venture, and any commissions or amounts due to Venture under this Agreement shall be reduced by the amount payable to such subagent.

    9.  Marketing Budget:  RESoft shall provide Venture with an initial $150,000 marketing budget for all of RESoft's products which shall be used for marketing expenses including travel, advertising, entertainment, conventions, and other items as agreed to with the prior consent of RESoft. Venture will provide a marketing budget for approval by RESoft prior to incurring any such expenses or expending any monies. RESoft shall have no obligation to provide Venture with any funds in excess of the initial $150,000 for marketing or sales purposes under this Agreement.

    10.  Performing Market:  For purposes of RERFP, a market shall be deemed a Performing Market if at least ten million (10,000,000) square feet has been entered in the RERFP.com inventory. For purposes of calculating multi-family square footage, each unit shall be deemed to consist of six hundred fifty (650) square feet.

    11.  Primary Performing Market:  For purposes of RERFP, a market shall be deemed a Primary Performing Market if a minimum of ten million (10,000,000) square feet is registered in the RERFP.com inventory. If a Primary Performing Market does not increase by one million three hundred thousand (1,300,000) square feet during any subsequent 6-month extension period of this Agreement, then RESoft may, by written notice within fifteen (15) days after the end of the 6-month period, terminate Venture's exclusive representation for that market. Notwithstanding the foregoing, in the event a market shall reach twenty-five million (25,000,000) square feet within the initial 18-month term, it shall be exempt from termination for a period of two (2) years from the end of the initial 18-month term.

    12.  Vendor List:  Venture shall be responsible for identifying real estate vendors in local markets.

    13.  Assignment of Inventions/No Ownership Interest:  Notwithstanding anything contained in this Agreement to the contrary, Venture shall not obtain or accrue any ownership rights, title or interest whatsoever in and to the RERFP.com program and website, REDOCS program and website and the REBUILD program and website. Venture's rights shall be limited to the compensation set forth in this Agreement and/or any other rights or interest created by other agreements between the parties hereto, and Venture shall have no right, title or interest to any intellectual property developed under this Agreement regardless of Venture's involvement or contribution to the development of such intellectual property.

    14.  Right to Discontinue.  RESoft reserves the right to discontinue the RERFP.com program and website, the REDOCS program and website and the REBUILD program and website at any time without any further liability to Venture except as otherwise provided in this Agreement. RESoft and Venture agree that this Agreement will apply to any other landlord/vendor/real estate auction program conducted by RESoft substituted for RERFP.com, to any other General Contractor/Construction auction program conducted by RESoft substituted for REBuild and to any other document storage and retrieval system conducted by RESoft substituted for REDOCS.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VENTURE ONE REAL ESTATE, LLC		RESOFT, INC.
By:	Mark B. Goode	By:	Duane H. Lund
Its: Partner		Its: Chief Executive Officer

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EXCLUSIVE AGENCY AND REPRESENTATION AGREEMENT BETWEEN RESOFT, INC. AND VENTURE ONE REAL ESTATE, LLC
RECITALS
AGREEMENT